Exhibit 99.1

TOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share amounts - unaudited)

	Quarter Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2018	2018	2018	2018	2018

Revenues	$407,233	$395,929	$391,421	$377,270	$1,571,853
Cost of sales	359,049	345,107	339,255	334,544	1,377,955
Gross profit	48,184	50,822	52,166	42,726	193,898
Selling, general, and administrative expenses	23,345	22,927	22,395	20,860	89,527
Amortization expense	112	108	110	105	435
Restructuring and asset impairment charges, net	1,243	(199)	123	2,213	3,380
Operating income	23,484	27,986	29,538	19,548	100,556
Interest expense	4,676	4,907	5,844	4,428	19,856
Interest income	325	233	214	286	1,058
Net periodic benefit income / (expense)	558	559	558	(4,078)	(2,403)
Other expense	-	977	-	-	977
Income before provision for income taxes and income / (loss) from discontinued operations	19,691	22,894	24,466	11,328	78,378
Provision / (benefit) for income taxes	3,236	4,616	3,475	(10,068)	1,259
Income from continuing operations	16,455	18,278	20,991	21,396	77,119
Income / (loss) from discontinued operations, net of tax	845	4,098	1,589	(34,752)	(28,219)
Net income / (loss)	$17,300	$22,376	$22,580	$(13,356)	$48,900

Weighted average basic shares outstanding	20,556,613	20,597,482	20,605,168	20,606,735	20,591,674
Weighted average diluted shares outstanding	20,951,973	20,986,122	21,035,802	20,606,735	20,996,068

Basic income / (loss) per share attributable to Tower International, Inc.:
Income / (loss) per share from continuing operations	$0.80	$0.89	$1.02	$1.04	$3.75
Income / (loss) per share from discontinued operations	0.04	0.20	0.08	(1.69)	(1.38)
Income / (loss) per share	0.84	1.09	1.10	(0.65)	2.37

Diluted income / (loss) per share attributable to Tower International, Inc.:
Income / (loss) per share from continuing operations	$0.79	$0.87	$1.00	$1.04	$3.67
Income / (loss) per share from discontinued operations	0.04	0.20	0.07	(1.69)	(1.34)
Income / (loss) per share	0.83	1.07	1.07	(0.65)	2.33